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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-94541 and 333-65218 on Form S-3 and in Registration Statements No. 33-65391, 333-16471, 333-92291, 333-46904, 333-48718, 33-30454, 333-49553 and 333-73856 on
Form S-8 of Delta Air Lines, Inc. of our report dated January 31, 2003, relating to the consolidated financial statements of Delta Air Lines, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and (2) the application of procedures relating to certain revised disclosures in Notes 5, 9, 17 and 21 related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), incorporated by reference in this Annual Report on Form 10-K of Delta Air Lines, Inc. for the year ended December 31, 2002.



/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 24, 2003